EXHIBIT 5.1
February 14, 2025
Skyworks Solutions, Inc.
5260 California Avenue
Irvine, CA 92617
Re:     Inducement Restricted Stock Unit Awards
Inducement Performance Share Awards
Ladies and Gentlemen:
I have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) an aggregate of 43,682 shares (the “RSU Shares”) of common stock, par value $0.25 per share (the “Common Stock”), of Skyworks Solutions, Inc., a Delaware corporation (the “Company”), pursuant to an inducement restricted stock unit award agreement providing for employee inducement restricted stock unit grants between the Company and an employee, which were or will be entered into in connection with the entry into such employee’s employment with the Company pursuant to Nasdaq Stock Market Rule 5635(c)(4) (the “Inducement RSU Agreement”); and (ii) an aggregate of up to 618,838 shares of Common Stock (the “PSA Shares” and together with the RSU Shares, the “Shares”) pursuant to inducement performance share award agreements providing for employee inducement performance share award grants between the Company and an employee, which were or will be entered into in connection with the entry into such employee’s employment with the Company pursuant to Nasdaq Stock Market Rule 5635(c)(4) (the “Inducement PSA Agreements”).
I have examined the Certificate of Incorporation and By-laws of the Company, each as amended and restated to date, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for the purposes of this opinion.
In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.
I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Inducement RSU Agreement and the Inducement PSA Agreements, as applicable, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
I express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Inducement RSU Agreement and the Inducement PSA Agreements, as applicable, the Shares will be validly issued, fully paid and nonassessable.
I hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Sincerely,
/s/ Robert J. Terry
Robert J. Terry, Esq.
Senior Vice President, General Counsel and Secretary